UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Callon Petroleum Company
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The following press release was issued by Callon Petroleum Company on April 16, 2020.

Callon Petroleum Company Receives Continued Listing Standard Notice from NYSE and Provides Response and Operational Update
Plans to Further Reduce Capital and Cost Structure
Provides Updates on Additional Strategic Hedging and Term Sale Agreements
HOUSTON, Texas (April 16, 2020) - Callon Petroleum Company (NYSE: CPE) (“Callon”) today announced that on April 10, 2020, it received formal notice from the New York Stock Exchange (“NYSE”) that the average closing price of Callon’s shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE.
As required by the NYSE, Callon has responded to the NYSE regarding its intent to cure the deficiency to return to compliance with the NYSE continued listing requirements within the six-month cure period. Callon intends to put forth a proposal for a reverse stock split in connection with its annual meeting of shareholders.
Update for 2020 Outlook
Callon’s integration process and associated synergy capture has progressed ahead of schedule in the first quarter despite the challenges of the current economic and operating environment. Current expectations for first quarter operational results1 include:

•	Operational capital spending of approximately $275 million

•	Production between 100 and 102 MBoepd with an oil cut of 63% (three-stream basis)

•	Lease operating expense between $54 and $56 million, or $5.95 to $6.15 per Boe[2]

•	Gathering, processing, & transport (“GP&T”) expense between $14 and $15 million, or $1.55 and $1.65 per Boe[2]

•	Unhedged realized oil, natural gas, and NGL prices are expected to be between $45 and $46 per Bbl, $0.55 and $0.65 per Mcf, and $10 and $11 per Bbl respectively

•	Net cash from derivative settlements is estimated to be approximately $25 million for the quarter

Callon provided an update to the 2020 capital program on March 17th, reducing full year capital expectations by more than 25% from $975 million to a range of $700 to $725 million. Since then, the Company has taken additional steps to further reduce planned spending for the year in line with Callon’s commitment to free cash flow generation. We will be detailing these incremental capital plan reductions with first quarter 2020 disclosures, which include an immediate reduction to one completion crew and a reduction to three drilling rigs by next month. These actions will further reduce our average run-rate capital spending for the remainder of 2020 relative to the first quarter beyond the March 17th estimate of approximately 50%, and shift completion activity and wells placed on production out of the second quarter.

1 We have prepared the first quarter estimates in good faith based upon our internal reporting and accruals as of and for the three months ended March 31, 2020. Such estimates are preliminary and subject to change as we finalize our financial and operating data for the first quarter of 2020. Important factors that could cause actual results to differ materially are set forth under “Cautionary Statement Regarding Forward-Looking Statements.”

[2] Assumes production at the midpoint of the projected quarterly expectations range.

In addition to the estimated $35 to $45 million of run-rate corporate cost savings from the Carrizo transaction, Callon is targeting an additional $15 - $20 million of cash G&A cost reductions for a total decrease of 40% from combined 2019 levels. This incremental reduction represents approximately 15% of the initial 2020 cash G&A budget (combined capitalized and expensed components), led by voluntary reductions in compensation by all of Callon’s directors and officers. Board members have agreed to reduce their compensation by 35%, and our Chief Executive Officer has agreed to reduce his salary by 20% and his total target cash compensation by 35%. All other officers have agreed to reduce their total target cash compensation by at least 25%, including salary reductions of 15% and 10% by senior vice presidents and vice presidents, respectively.
President and Chief Executive Officer, Joe Gatto stated, “During a very turbulent first quarter, our team has remained focused and has quickly pivoted our program to allow for greater flexibility while ramping down activity to match the needs of this commodity environment. Our execution as a scaled operator has been solid to begin the year and we will now turn that execution focus on meaningful reductions in both capital expenditures and our cost structure. In addition, the well productivity initiatives discussed during our 2019 fourth quarter call have driven consistently positive outcomes from our first quarter projects and pave the way for improved capital efficiency from substantially reduced spending.”

Gatto continued, “Callon remains focused on maximizing liquidity and reducing leverage to endure the current commodity downturn. Management and the Board’s top priority is emerging from this volatile period with a robust business that is prepared to take advantage of an improving economic environment.”

Marketing and Hedging Updates
Consistent with past practices, Callon maintains a portfolio of multi-year term sales contracts with numerous creditworthy customers and marketers. These term sales agreements are less prone to the risk of pipeline-related cuts as Callon has dedicated buyers to support the physical placement of nominated barrels on pipelines. Altogether, the Company has approximately 60,000 barrels per day of term sales agreements and is negotiating another contract for 25,000 barrels of oil per day (Bbl/d). Callon also maintains long-term firm transport capacity for 25,000 Bbl/d to support sales of Permian Basin volumes to the Gulf Coast refining and export markets and has contracted interim transport arrangements in the Eagle Ford as well. Collectively, our physical oil marketing and pipeline agreements support diversified pricing across Midland, Magellan East Houston (“MEH”), Brent and waterborne benchmark points.
In addition, we have continued to add meaningful hedge protection to support our financial goals:

•
The oil hedge portfolio now covers more than 16.5 million barrels of oil production for the remaining three quarters of 2020, nearly 85% of the expected production for the year. The oil hedge portfolio consists of swap agreements which are indexed to West Texas

Intermediate-Cushing (“WTI”), Magellan East Houston (“MEH”) and Brent crude at a weighted average price of approximately $43 per barrel.

•
The Company has also mitigated locational risks related to oil sales, having hedged a majority of Midland and MEH crude basis exposure near parity to WTI. For the remaining three quarters of 2020, the Company has hedged approximately 6.5 million barrels of Midland-WTI basis at a weighted average price of -$1.23, and approximately 4.5 million barrels of MEH-WTI basis at a weighted average price of -$0.30.

•
To further protect physical oil sales prices, Callon added over 25,000 Bbl/d of NYMEX WTI Roll swaps for May-September of 2020 at a weighted average price of -$1.67. Roll swaps provide protection against discounts to physical crude sales due to steep contango in the near-term forward month contracts. Sales price adjustments due to the shape of the near-term forward oil curve are a standard component of oil marketing agreements.

•	Callon has also increased natural gas price protection:

o	Approximately 50% of expected natural gas volumes for April 2020 to October 2020 are hedged under NYMEX Henry Hub contracts at a weighted average floor of $2.24/MMBtu.

o	Approximately 30% of expected volumes for November 2020 to March 2021are hedged at a weighted average floor price of $2.45/MMBtu, with upside to nearly $3.00/MMBtu.

o	90% of Permian Basin gas sales for April 2020 to December 2020 are hedged at a Waha differential to NYMEX Henry Hub of -$1.08.

	2Q20	3Q20	4Q20	2Q-4Q 2020
WTI NYMEX (Bbls, $/Bbl)
Swaps
Total Volumes	5,177,900	5,400,400	5,072,420	15,650,720
Total Daily Volumes	56,900	58,700	55,135	56,912
Avg. Swap	$41.78	$42.65	$44.18	$42.87

ICE BRENT (Bbls, $/Bbl)
Swaps
Total Volumes	182,000	184,000	-	366,000
Total Daily Volumes	2,000	2,000	-	1,331
Avg. Swap	$46.15	$46.15	-	$46.15

NYMEX WTI VS ICE BRENT DIFFERENTIAL (Bbls, $/Bbl)
Swaps
Total Volumes	396,800	-	-	396,800
Total Daily Volumes	4,313	-	-	1,443
Avg. Swap	($4.000)	-	-	($4.000)

MAGELLAN EAST HOUSTON FIXED PRICE (Bbls/$/Bbl)
Swaps
Total Volumes	136,500	184,000	184,000	504,500
Total Daily Volumes	1,500	2,000	2,000	1,835
Avg. Swap Price	$59.61	$58.23	$57.19	$58.22

MAGELLAN EAST HOUSTON DIFFERENTIAL VS WTI-CUSHING (Bbls/$/Bbl)
Swaps
Total Volumes	1,266,201	1,820,802	1,435,202	4,522,205
Total Daily Volumes	13,914	19,791	15,600	16,444
Avg. Swap Price	($1.220)	$0.08	$0.03	($0.300)

MIDLAND-CUSHING DIFFERENTIAL (Bbls/$/Bbl)
Swaps
Total Volumes	1,965,600	2,217,200	2,392,000	6,574,800
Total Daily Volumes	21,600	24,100	26,000	23,908
Avg. Swap Price	($1.840)	($1.130)	($0.840)	($1.230)

NYMEX WTI CMA ROLL (Bbls/$/Bbl)
Swaps
Total Volumes	1,383,500	2,484,000	-	3,867,500
Total Daily Volumes	15,203	27,000	-	14,064
Avg. Swap Price	($1.710)	($1.650)	-	($1.670)

	2Q20	3Q20	4Q20	2Q-4Q 2020
NYMEX HENRY HUB (MMBtu, $/MMBtu)
Swaps
Total Volumes	3,640,000	3,680,000	1,850,000	9,170,000
Total Daily Volumes	40,000	40,000	20,109	33,345
Avg. Swap Price	$2.18	$2.18	$2.28	$2.20
Three-way Collars
Total Volumes	910,000	920,000	1,835,000	3,665,000
Total Daily Volumes	10,000	10,000	19,946	13,327
Avg. Short Call Price	$2.75	$2.75	$2.73	$2.74
Avg. Long Put Price	$2.50	$2.50	$2.46	$2.48
Avg. Short Put Price	$2.00	$2.00	$2.00	$2.00

Total NYMEX Volume Hedged (MMBtu)	4,550,000	4,600,000	3,685,000	14,655,000
Average NYMEX Ceiling Price ($/MMBtu)	$2.29	$2.29	$2.50	$2.35
Average NYMEX Floor Price ($/MMBtu)	$2.24	$2.24	$2.37	$2.31

WAHA DIFFERENTIAL (MMBtu, $/MMBtu)
Swaps
Total Volumes	6,097,000	6,624,000	6,261,000	18,982,000
Total Daily Volumes	67,000	72,000	68,054	69,025
Avg. Swap Price	($1.420)	($1.030)	($0.810)	($1.080)

NYSE Cure Period
The recently-received NYSE notification described above does not affect Callon’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of Callon’s material debt or other agreements.
During the six-month cure period, Callon’s shares of common stock will continue to trade on the NYSE, subject to compliance with other continued listing requirements. Under NYSE rules,

Callon can regain compliance at any time during the cure period if on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration, and development of high-quality assets in the leading oil plays of South and West Texas.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the Company’s expected first quarter results; wells anticipated to be drilled and placed on production; future levels of drilling activity and associated production and cash flow expectations; the Company’s 2020 production guidance and capital expenditure forecast; estimated reserve quantities and the present value thereof; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans”, “may”, “will”, “should”, “could” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those expected or projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; our ability to drill and complete wells, operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our activities; the ultimate timing, outcome and results of integrating the operations of Carrizo and Callon; the effects of the business combination of Carrizo and Callon, including the Company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies and other benefits in the timeframe expected or at all; and other risks more fully discussed in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

Additional Information and Where to Find It
The Company intends to file a preliminary proxy statement and a form of associated proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2020 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Callon will be available free of charge from Callon’s website at www.callon.com under the “Investors” tab.
Certain Information Regarding Participants
The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2020 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on March 27, 2019 with respect to the Company’s 2019 Annual Meeting of Shareholders and, with respect to directors and executive officers appointed following such date, in certain of the Company’s other SEC filings made subsequent to the date of such proxy statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.
Contact information
Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
1-281-589-5200